Exhibit 23.1

PricewaterhouseCoopers LLP 100 Pearl St. Hartford CT 06103-3598 Telephone (860) 241 7000 Facsimile (860) 241 7590 www.pwc.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 27, 2005, except for the restatements discussed in Note 2 to the consolidated financial statements included in the 2006 Form S-1 (Number 333-137524) of Carrols Restaurant Group, Inc. as to which the date is June 29, 2006, the business segment information in Note 13 and the earnings per share information within the statements of operations and in Note 17 as to which the date is September 21, 2006, and the effects of the stock split described in Note 12, as to which the date is December 8, 2006, relating to the fiscal year 2004 consolidated financial statements and financial statement schedules, which appears in Carrols Restaurant Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.

We also hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 27, 2005, except for the current restatement section of Note 2 to the consolidated financial statements included in the 2004 Form 10-K/A of Carrols Corporation as to which the date is June 29, 2006, relating to the fiscal year 2004 consolidated financial statements and financial statement schedule, which appears in Carrols Restaurant Group, Inc’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Hartford, Connecticut

June 8, 2007